AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE


                AMCAST REPORTS FISCAL 2004 THIRD QUARTER RESULTS


DAYTON, OHIO, June 29, 2004 - Amcast Industrial Corporation (AICO.OB) today reported financial results for its fiscal 2004 third quarter ended May 30, 2004.

Third quarter sales were $111.4 million, slightly below the third quarter of last year. Higher plumbing product sales were offset by lower revenues from automotive customers, primarily in gravity-cast aluminum components. By segment for the quarter, Flow Control sales rose 42%, and Engineered Components sales declined by 16%.

Operating income of $5.5 million in the third quarter increased by almost 23% over the prior-year quarter. This profit improvement came from better gross margins due to increased manufacturing efficiencies and from lower selling, general and administrative expenses. Third quarter net income of $1.9 million, or $0.20 per diluted share, was favorable to net income from continuing operations for the prior-year quarter, which was $0.7 million, or $0.08 per share. The prior-year quarter included a loss from discontinued operations relating to the sale of Speedline, the Company's European wheel business.

Year-to-date sales were $318.7 million, down by 1% compared with the prior year. Flow Control segment sales rose by 23%, while Engineered Component's sales decreased by 11%. Year-to-date operating income was $12.8 million, about 77% above last year. This increase of $5.6 million in operating income was due to $2.6 million in improved gross margin and $3.0 million in reduced selling, general and administrative costs. Year-to-date, the Company's net income was $1.7 million, or $0.18 per diluted share, compared with a net loss from continuing operations of $2.5 million, or a loss of $0.28 per diluted share, in the prior year. The first nine months of fiscal 2003 included discontinued operations and the cumulative effect of a change in accounting principle. These items combined to produce a net loss of $111.5 million, or a loss of $12.58 per diluted share.

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Amcast Industrial Corporation
News Release - page 2 of 5
June 29, 2004

Joseph R. Grewe, President and Chief Executive Officer, said, "The net income and operating income growth reflects the continuing success of the Company's cost reduction and manufacturing improvement programs. Gross margins increased from 12.2% of sales last year to 12.7% in the third quarter and from 11.1% last year to 12.0% for the first nine months. In addition selling, general and administrative expenses declined by 5% in the third quarter to 7.8% of sales this year versus 8.2% last year. Year to date selling, general and administrative expenses have declined more than 10% to 8.0% of sales, and year-to-date labor productivity improved by 14%. We were very pleased to be able to achieve these performance improvements without revenue growth."

Mr. Grewe continued, "We have reduced debt by $5.0 million during this fiscal year, but we still remain highly leveraged with debt totaling $172.7 million. Our cash position has improved somewhat during the year, and we remain current with our suppliers. However, our net worth remains negative at $40.1 million. In compliance with our loan agreements, and as previously reported, the Company is required to use its best efforts to either refinance the bank debt and senior notes or sell substantially all of its assets by September 1, 2004. The Company is continuing to have very serious confidential negotiations with parties who have expressed an interest in acquiring one or more of our business units. Since these discussions are in various stages of completion, the Company cannot predict if the results of these negotiations will produce acceptable offers. However, it is our expectation that one or more of these situations will result in a transaction. It is also not certain at this point what effect any potential divestiture might have on the financial condition of the Company or our ability to refinance the remaining debt."

In conclusion Mr. Grewe said, "Amcast returned to positive net income during the third quarter. This quarter is the tenth consecutive quarter in which we achieved positive operating income. To help improve our performance, management is continuing to implement the Amcast Production System. This initiative has had a positive impact on our working capital management, product quality, and overall operating cost."

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Amcast Industrial Corporation
News Release - page 3 of 5
June 29, 2004

A conference call to discuss the fiscal 2004 third quarter financial performance will be held Wednesday, June 30 at 11 a.m. EDT. The webcast can be accessed through www.amcast.com.

Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are brand name Flow Control Products marketed through national distribution channels and Engineered Components for original equipment manufacturers. The company serves the automotive, construction, and industrial sectors of the economy.

This release includes "forward-looking statements" which are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors include, among others: general economic conditions less favorable than expected, fluctuating demand in the automotive and housing industries, competitive pricing pressures in the Company's automotive and flow control businesses, effectiveness of production improvement plans, inherent uncertainties in connection with international transactions, labor availability and relations at the company and its customers, the impact of homeland security measures, and the ability of the Company to satisfy obligations under and to comply with the provisions of its loan documents.

Contact--
Media and Investors:  Michael Higgins 937/291-7015

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Amcast Industrial Corporation
News Release - page 4 of 5
June 29, 2004


                            STATEMENTS OF OPERATIONS
                    ($ in thousands except per share amounts)



                                                                 Three Months Ended                Nine Months Ended
                                                              --------------------------       ----------------------------
                                                               May 30           June 1           May 30           June 1
                                                                2004             2003             2004             2003
                                                              ----------       ---------        ----------       ----------

Net Sales                                                     $ 111,367       $ 111,829         $ 318,747         $323,196

Cost of sales                                                    97,196          98,227           280,447          287,463
                                                              ----------       ---------        ----------       ----------
Gross Profit                                                     14,171          13,602            38,300           35,733

Selling, general, and administrative expenses                     8,666           9,123            25,468           28,486
                                                              ----------       ---------        ----------       ----------
Operating Income                                                  5,505           4,479            12,832            7,247

Other (income) expense                                              (14)           (665)              (32)            (688)
Interest expense                                                  3,689           4,061            11,240           11,920
                                                              ----------       ---------        ----------       ----------
Income (Loss) Before Income Taxes, Discontinued Operations
  and Cumulative Effect of Accounting Change                      1,830           1,083             1,624           (3,985)

Income taxes (benefit)                                              (36)            391               (40)          (1,500)
                                                              ----------       ---------        ----------       ----------
Income (Loss) From Continuing Operations                          1,866             692             1,664           (2,485)

Discontinued Operations
  Loss from operations, net of tax                                    -          (1,906)                -          (12,024)
  Loss on sale, net of tax                                            -            (601)                -          (50,423)
                                                              ----------       ---------        ----------       ----------
Income (Loss) Before Cumulative Effect of Accounting Change       1,866          (1,815)            1,664          (64,932)

Cumulative effect of accounting change, net of tax                    -               -                 -          (46,536)
                                                              ----------       ---------        ----------       ----------
Net Income (Loss)                                               $ 1,866        $ (1,815)          $ 1,664        $(111,468)
                                                              ==========      ==========        ==========       ==========
Basic and Diluted Income (Loss) Per Share
  Continuing operations                                          $ 0.20          $ 0.08            $ 0.18          $ (0.28)
  Discontinued operations                                             -           (0.28)                -            (7.05)
                                                              ----------       ---------        ----------       ----------
  Before cumulative effect of accounting change                    0.20           (0.20)             0.18            (7.33)
  Cumulative effect of accounting change                              -               -                 -            (5.25)
                                                              ----------       ---------        ----------       ----------
  Net income (loss)                                              $ 0.20         $ (0.20)           $ 0.18         $ (12.58)
                                                              ==========      ==========        ==========       ==========

Average number of shares outstanding - Basic                      9,305           9,016             9,288            8,861
Average number of shares outstanding - Diluted                    9,351           9,016             9,291            8,861



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Amcast Industrial Corporation
News Release - page 5 of 5
June 29, 2004


                            CONDENSED BALANCE SHEETS
                                ($ in thousands)

                                                    May 30            August 31
                                                     2004                2003
                                                   ---------          ---------
ASSETS

Current Assets
Cash and cash equivalents                            $ 7,550            $ 5,697
Accounts receivable                                   43,843             39,979
Inventories                                           19,426             19,004
Other current assets                                   5,548              5,338
                                                   ---------          ---------
Total Current Assets                                  76,367             70,018

Fixed Assets (net)                                   126,104            139,397
Restricted Cash                                        6,000              7,078
Deferred Taxes                                         4,206              4,204
Other Assets                                           8,212              9,627
                                                   ---------          ---------
Total Assets                                       $ 220,889          $ 230,324
                                                   =========          =========
LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts payable                                    $ 26,557           $ 31,419
Current debt                                           1,456              2,456
Other current liabilities                             21,766             21,011
                                                   ---------          ---------
Total Current Liabilities                             49,779             54,886

Long-Term Debt                                       171,208            175,184
Deferred Liabilities                                  39,996             42,189

Shareholders' Deficit                                (40,094)           (41,935)
                                                   ---------          ---------
Total Liabilities and Shareholders' Deficit        $ 220,889          $ 230,324
                                                   =========          =========